EXHIBIT 23.1






                          INDEPENDENT AUDITORS' CONSENT



     The Board of Directors
     MOCON, Inc.:


     We consent to incorporation by reference in the registration statements (Nos. 33-42255, 33-49752, and 33-58789) on Form S-8 of MOCON, Inc. of our
     reports dated February 21, 2002, relating to the consolidated balance sheets of MOCON, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2001, which reports appear in the December 31, 2001 annual report on Form 10-K of MOCON, Inc.



                                          /s/ KPMG LLP


     Minneapolis, Minnesota
     March 29, 2002